UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2013

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt
125284 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2013 CTC Media, Inc. (the “Company”) announced that the Board of Directors had appointed Yuliana Slashcheva to serve as the Company’s Chief Executive Officer, effective August 1, 2013. Ms. Slashcheva will replace Boris Podolsky, who is stepping down as CEO in order to pursue other interests.

Ms. Slashcheva, age 38, was most recently the President and CEO of Mikhailov & Partners, which is Russia’s largest domestic strategic communications company. Ms. Slashcheva first joined Mikhailov & Partners in 1994 and was responsible for the planning and implementation of a wide range of  large-scale international projects. Ms. Slashcheva was a Partner at BBDO Marketing between 2004 and 2005, prior to which she was a Board member and Corporate Communications Director of Russian energy investment company ESN Group, and Deputy General Director of Russian regional energy distribution company Kolenergo, between 2001 and 2004. Ms Slashcheva was ranked as one of the top 20 most influential businesswomen in Russia by Kompania magazine in 2013, was the top ranked manager of a communications company by Kariera magazine in 2012, and won the 7th Annual National Media Manager of Russia Award in 2007. Ms. Slashcheva graduated with a degree in Marketing, Economics and Management from the  Moscow Academy of Humanities and Social Sciences.

Ms. Slashcheva and the Company have agreed the terms of an employment agreement (the “Employment Agreement”) setting out the material terms of Ms. Slascheva’s employment with the Company. Pursuant to the Employment Agreement, the Company will pay Ms. Slashcheva an annual salary of US$800,000. Ms. Slashcheva will also be eligible each year for a discretionary cash bonus of up to one hundred percent (100%) of her annual base salary, subject to the achievement of performance objectives to be set by the Board of Directors or a committee thereof. Both Ms. Slashcheva’s annual salary and bonus amounts will be pro-rated for 2013 and will be Russian ruble-denominated on the basis of the average US dollar-Russian ruble exchange rate for the immediately preceding calendar month (or such other period in respect of which such installment is paid). Additionally, the Company has agreed to provide Ms. Slashcheva with exclusive use of a car and driver.

Under the Employment Agreement, the Company has agreed to grant to Ms. Slashcheva an equity incentive award of up to one hundred sixty-one thousand one hundred eleven (161,111) restricted stock units under the Company’s 2013 Equity Incentive Plan, vesting over the course of a three-year period subject to the achievement of performance objectives, and exercisable over the course of a four-year period beginning April 1, 2014.

The description of the material terms of Ms. Slashcheva’s employment with the Company is qualified in its entirety by the Employment Agreement.

There are no family relationships between Ms. Slashcheva and any director or executive officer of the Company.

On July 30, 2013, Mr. Podolsky resigned from his position as CEO of the Company, effective July 31, 2013, in order to pursue other interests. The Company and Mr. Podolsky entered into a separation agreement in connection with such resignation, and the Company has waived the six-month notice period provided for under Mr. Podolsky’s employment agreement. Mr. Podolsky will receive the compensation entitlements set forth in his employment agreement, as well as a payment in lieu of the six month notice period. The Company has also agreed to pay Mr. Podolsky an additional twenty-five percent (25%) cash payment.

A copy of the Company’s Press Release, dated July 30, 2013, announcing Ms. Slashcheva’s appointment as Chief Executive Officer and Mr. Podolsky’s departure from the Company, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits

(d)       Exhibits

99.1	Press release dated July 30, 2013 relating to certain management changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: July 30, 2013	By:	/s/ NIKOLAY SURIKOV
Name: Nikolay Surikov
Title: Chief Financial Officer

Item 9.01.             Financial Statements and Exhibits

(d)      Exhibits

99.1	Press release dated July 30, 2013 relating to certain management changes